

Avery Singer (b. 1987)



6 of Singer's top ten auction records are large-format shadow paintings similar to the Painting—and six of her top ten price records were achieved in 2022 and 2023. This market is red-hot, and the Painting is an ideal example by the Artist.

INVESTMENT THESIS

Initial Offering Price

$2,442,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$5.0m
$4.0m
$3.0m
$2.0m
$1.0m
19
20
21
22
23

Price Appreciation of Similar Works

44.9%

Sharpe Ratio (1995-2021) watch video

Avery Singer	Not enough data
All Art	0.55
S&P 500	0.56

73% Progress

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Avery Singer

(b. 1987)

Why we like this offering

1. The Artwork is characteristic of Avery Singer's distinctive practice, which blends digital illustration with Modernist painting traditions.
2. In 2019, Singer exhibited at the 58th Venice Biennale, and a year later she signed with Hauser & Wirth, becoming the youngest artist to be represented by the influential mega-gallery. Since then, her secondary market has seen accelerated and robust growth.
3. The Artwork is a large-format black-and-white shadow painting. The gender and identity of Singer's figures is obscured by the effect of the silhouette and Singer's graphic, Constructivist style.
4. Singer's top ten price records at auction have all been set since May 2021, with six of the top ten price records achieved in 2022 and 2023.
5. Her work is included in several renowned public collections, including the Institute of Contemporary Art in Miami, the Art Institute of Chicago, the Whitney Museum of American Art in New York, and the Stedelijk Museum in Amsterdam.
6. Singer's top auction records are led by similar large-format shadow paintings: Happening (2014), which sold for $5,253,000 in May 2022, Untitled (Tuesday) (2017), which sold for $4,498,457 in December 2021, and Untitled (2018), which sold for $4,144,000 in June 2021.
7. Singer's recently-opened exhibition "Unity Bachelor" at the Institute of Contemporary Art, Miami, features recent works by the artist Avery Singer, who deftly blends analog and digital tools to create complex paintings.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$26,310,117	24	$4,300,000

Average Prices


1.1M
822.2K
548.1K
274.1K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


35.2M
26.4M
17.6M
8.8M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
34
25.5
17
8.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$2,442,000**
Offering Circular	sec.gov/edgar

Painting







About Avery Singer

Avery Singer (b. 1987, New York, NY) is a contemporary American artist who explores the importance of images in an increasingly digital world. She uses 3D modeling software to create complex compositions that engage with modern technology while referencing stylistic movements such as Surrealism, Cubism, and Futurism. Through the use of new technologies to depict past art historical references, Singer pushes past the limitations of painting.

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AVERY SINGER

b. 1987, UNITED STATES



$2,442,000

INITIAL OFFERING

44.9%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

160.2%

ANNUAL APPRECIATION OF RECORD PRICES[3]

Acrylic on canvas | (80 × 90 in) 203 × 229 cm

Avery Singer is a contemporary American artist who explores the importance of images in an increasingly digital world and uses 3D modeling software to create complex compositions that engage with modern technology while referencing stylistic movements such as Surrealism, Cubism, and Futurism.

The Artwork is characteristic of Avery Singer's distinctive practice, which blends digital illustration with Modernist painting traditions. The Artwork is a large-format black-and-white shadow painting. The gender and identity of Singer's figures is obscured by the effect of the silhouette and Singer's graphic, Constructivist style. The Artwork features three figures relaxing under foliage. The far left figure stands in profile and smokes a cigarette, the middle figure presumably faces the viewer (although the effect of the silhouette makes it impossible to know for sure what direction they face) and leans on one knee while holding a lit cigarette and a beer bottle in one hand, and the far right figure reclines and faces the other figures, lifting a wine bottle up in their hand.

Singer's top auction records are led by similar large-format shadow paintings: Happening (2014), which sold for $5,253,000 at Sotheby's, New York on May 19, 2022, Untitled (Tuesday) (2017), which sold for HKD 35,050,000 ($4,498,457) at Christie's, Hong Kong on December 1, 2021, and Untitled (2018), which sold for $4,144,000 at Phillips, New York, on June 23, 2021. The Painting's subject, execution, and scale make it a commercial and desirable work by Avery Singer.

In 2019, Singer exhibited at the 58th Venice Biennale, and a year later she signed with Hauser & Wirth, becoming the youngest artist to be represented by the influential mega-gallery.

AS OF JUNE 14, 2023, AVERY SINGER'S TOP AUCTION RECORDS ARE LED BY: "HAPPENING" (2014), WHICH SOLD FOR $5,253,000 AT SOTHEBY'S, NEW YORK ON MAY 19, 2022, "UNTITLED (TUESDAY)" (2017), WHICH SOLD FOR HKD 35,050,000 ($4,498,457) AT CHRISTIE'S, HONG KONG ON DECEMBER 1, 2021, AND "UNTITLED" (2018), WHICH SOLD FOR $4,144,000 AT PHILLIPS, NEW YORK, ON JUNE 23, 2021.

Since then, her secondary market has seen accelerated and robust growth. As of June 14, 2023, her top ten price records at auction have all been set since May 2021, with six of the top ten price records achieved in 2022 and 2023. Her current top price records are dominated by large-format examples employing her signature use of Google SketchUp, largely executed predominantly in a grayscale palette. As of June 14, 2023, Avery Singer's top auction records are led by: "Happening" (2014), which sold for $5,253,000 at Sotheby's, New York on May 19, 2022, "Untitled (Tuesday)" (2017), which sold for HKD 35,050,000 ($4,498,457) at Christie's, Hong Kong on December 1, 2021, and "Untitled" (2018), which sold for $4,144,000 at Phillips, New York, on June 23, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$6M
$4.5M
$3M
$1.5M
2018
2019
2019
2019
2020
2020
2020
2021
2021
2021
2022
2022
2023
2023



Avery Singer (b. 1987, New York), whose parents, Janet Kusmierski and Greg Singer, were both artists, was encouraged to pursue her creative interests in photography, film, and drawing. She studied at the Städelschule, Frankfurt am Main, in 2008, and received her B.F.A. from Cooper Union, New York City, in 2010. As a student, she explored performance, video, carpentry, metal casting, and welding. It was not until shortly after she graduated that she experimented with Google SketchUp, a 3D modeling program frequently used for exhibition design, for the first time and developed her signature airbrushed, grayscale style. Since then, Singer has used computer programming software and industrial materials to obscure her physical intervention on her hand-painted canvases. She expands the definition of a painting through her use of contemporary digital illustration techniques while still paying homage to influential movements in Modernism like Constructivism, Futurism, and Cubism. Her first solo exhibition at Kraupa-Tuskany Zeidler, Berlin in 2013, The Artists, parodied artistic tropes, like artistic bravado, inebriation, and narcissism. She has gone on to be the subject of solo exhibitions at the Kunsthalle Zurich, the Hammer Museum in Los Angeles, the Vienna Secession, and the Museum Ludwig in Cologne, among others. Her work is included in several renowned public collections, including the Institute of Contemporary Art in Miami, the Art Institute of Chicago, the Whitney Museum of American Art in New York, and the Stedelijk Museum in Amsterdam. Singer continues to live and work in New York City.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Avery Singer with the following criteria: Works ranging between 60 by 60 inches and 120 by 120 inches in size from Singer's predominantly black-and-white shadow style, excluding works with multiple vignettes. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 44.9% CAGR implied from selected sales occurring from November 15, 2018 to May 28, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Avery Singer have a record price compound annual growth rate ("CAGR") of 160.2% from October 6, 2017 to December 31, 2022. This calculation is based on (i) a record price of $28,711 on October 6, 2017, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $4,300,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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